                                                                 EXHIBIT 2.1.2
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------








                           QUOTA PURCHASE AGREEMENT

                                    between

                                LINUXCARE INC.,

                                      and

    Davide Barbieri, Paolo Didone, Alessio Gianelle, Fabrizio Polacco, and
                               Alessandro Rubini


                            As of December 30, 1999







--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                             Page
                                                                                             ----
SECTION 1 PURCHASE AND SALE OF SHARES .......................................................  1
     1.1   Transfer of Shares................................................................  1
           ------------------
     1.2   Instruments of Conveyance and Transfer; Sales and Use Tax; Delivery...............  2
           -------------------------------------------------------------------
     1.3   Further Assurances................................................................  2
           ------------------
     1.4   Consideration for Transfer of the Assets..........................................  2
           ----------------------------------------
     1.5   Liabilities Not Assumed...........................................................  2
           -----------------------
     1.6   Accounts Receivable
           -------------------
SECTION 2 CLOSING DATE.......................................................................  3
SECTION 3 REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE
     SHAREHOLDERS............................................................................  3
     3.1   Organization, Authorization, Shareholders.........................................  3
           -----------------------------------------
     3.2   Capitalization....................................................................  3
           --------------
     3.3   Financial Statements..............................................................  3
           --------------------
     3.4   Compliance With Law...............................................................  4
           -------------------
     3.5   Legal Proceedings, etc............................................................  4
           ----------------------
     3.6   Agreements........................................................................  4
           ----------
     3.7   Authorization.....................................................................  4
           -------------
     3.8   Governmental Authorization........................................................  4
           --------------------------
     3.9   Title to Assets...................................................................  5
           ---------------
     3.10  Absence of Conflicts..............................................................  5
           --------------------
     3.11  Taxes.............................................................................  5
           -----
     3.12  Intellectual Property.............................................................  5
           ---------------------
     3.13  Year 2000 Compliance..............................................................  6
           --------------------
     3.14  Acquisition of Shares for Investment; Ability to Evaluate and Bear Risk...........  6
           -----------------------------------------------------------------------
     3.15  Further Limitations on Disposition................................................  7
           ----------------------------------
SECTION 4 REPRESENTATIONS AND WARRANTIES OF BUYER............................................  8
     4.1   Authorization.....................................................................  8
           -------------
     4.2   Financial Statements..............................................................  8
           --------------------
SECTION 5 CONDITIONS TO CLOSING..............................................................  8
     5.1   Buyer's Conditions to Closing.....................................................  8
           -----------------------------
     5.2   Seller's Conditions to Closing....................................................  9
           ------------------------------
SECTION 6 COVENANTS..........................................................................  9
     6.1   Cooperation.......................................................................  9
           -----------
     6.2   Legend............................................................................  9
           ------
     6.3   Covenant Not to Compete...........................................................  9
           -----------------------

                              TABLE  OF CONTENTS
                                  (continued)

                                                                                           Page
                                                                                           ----
     6.4   No Shop Provision...............................................................  10
           -----------------
     6.5   Public Disclosure...............................................................  10
           -----------------
SECTION 7 INDEMNIFICATION..................................................................  10
     7.1   Seller Indemnity of Buyer.......................................................  10
           -------------------------
     7.2   Notice to Indemnifying Party....................................................  11
           ----------------------------
     7.3   Defense by Indemnifying Party...................................................  11
           -----------------------------
     7.4   Further Assurances..............................................................  11
           ------------------
SECTION 8 ASSIGNMENT AND RELEASE...........................................................  12
     8.1   Assignment of Rights............................................................  12
           --------------------
     8.2   Release of Claims by the Shareholders...........................................  12
           -------------------------------------
SECTION 9 MISCELLANEOUS....................................................................  12
     9.1   Governing Law...................................................................  12
           -------------
     9.2   Survival........................................................................  13
           --------
     9.3   Successors and Assigns..........................................................  13
           ----------------------
     9.4   Entire Agreement; Amendment.....................................................  13
           ---------------------------
     9.5   Notices.........................................................................  13
           -------
     9.6   Delays or Omissions.............................................................  13
           -------------------
     9.7   Counterparts....................................................................  13
           ------------
     9.8   Severability....................................................................  13
           ------------
     9.9   Titles and Subtitles............................................................  13
           --------------------
     9.10  Expenses........................................................................  14
           --------
     9.11  Arbitration.....................................................................  14
           -----------
     9.12  Various Provisions..............................................................  15
           ------------------

                                                                   EXHIBIT 2.1.2

                           QUOTA PURCHASE AGREEMENT
                           ------------------------

THIS QUOTA PURCHASE AGREEMENT (the "Agreement") is entered into as of this 30th day of December, 1999, by and among Davide Barbieri, Paolo Didone, Alessio Gianelle, Fabrizio Polacco, and Alessandro Rubini the holders of all of the outstanding quotas (hereinafter "shares") of Prosa Progettazione Sviluppo Aperto SRL (collectively, the "Shareholders" or "Seller"), and Linuxcare Inc., a Delaware corporation ("Buyer").

     WHEREAS, the Shareholders wish to sell to Buyer, and Buyer wishes to acquire all of the shares of Prosa Progettazione Sviluppo Aperto SRL, an Italian company incorporated under the laws of Italy, with registered office in Lovere (Bergamo), Via Fratelli Pellegrini, 1, Tax Number 02620700167, and Registration Number with the Companies' Register of Bergamo 34223/1998 (hereinafter "Prosa") upon the terms and subject to the conditions of this Agreement.

     NOW, THEREFORE, in consideration of the promises and mutual covenants set forth in this Agreement, the Shareholders and Buyer agree as follows:

SECTION 1

PURCHASE AND SALE OF SHARES
---------------------------
     1.1  Transfer of Shares. (a) On the terms and subject to the conditions set
          ------------------
forth in this Agreement, on the Closing Date (as defined in Section 2 below), Shareholders shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Shareholders all right, title and interest in and to all shares of Prosa. The Shareholders shall ensure the transfer and continuation of:

                    (i) all licenses, permits, authorizations, orders, registrations, certificates, variances, approvals, consents and franchises and similar rights obtained from governments and governmental agencies or any pending applications relating to any of the foregoing;

                    (ii) all Intellectual Property, goodwill associated therewith, licenses and sublicenses granted in respect thereto and rights thereunder, remedies against infringements thereof and rights to protection of interest therein, including without limitation the Intellectual Property described in art. 3.12;

                    (iii) all agreements, contracts, instruments, guarantees, or other similar agreements, and rights thereunder ;

                    (iv) all customer, distribution, supplier, contact and mailing lists;

                    (v) all business, financial and tax records, books, ledgers, files, plans, documents, correspondence, lists, plats, architectural plans, drawings, notebooks, specifications, creative materials, advertising and promotional materials, marketing materials, studies, reports, equipment repair, maintenance or service records, whether written or electronically stored or otherwise recorded ("Books and Records");

                    (vi)  all employee agreements.

     1.2  Instruments of Conveyance and Transfer; Sales and Use Tax; Delivery.
          -------------------------------------------------------------------
On the Closing Date, the Shareholders shall deliver to Buyer such instruments of conveyance and assignment as shall be reasonably satisfactory to Buyer's counsel and effective to vest in Buyer all right, title and interest in the Shares being purchased by Buyer. Any and all registration taxes associated with the transfer of the Shares shall be paid by the Buyer.

     1.3  Further Assurances. If at any time after the date of this Agreement,
          ------------------
Buyer shall consider it advisable that any further conveyance, agreements, documents, instruments and assurances of law or any other things are necessary or desirable to vest, perfect, confirm or record in Buyer the title to any of the Assets of Prosa, each of the Shareholders shall execute and deliver, upon Buyer's reasonable request and at Buyer's expense, any and all proper conveyances, agreements, documents, instruments and assurances of law, and do all things reasonably necessary or proper to vest, perfect, confirm or record title to the Assets in Buyer and otherwise to carry out the provisions of this Agreement.

     1.4  Consideration for Transfer of the Shares.
          ----------------------------------------

     In full consideration for transfer of the Shares, and subject to the terms and conditions of this Agreement, upon satisfaction or waiver of the closing conditions set forth in Section 5 below, Buyer shall pay each of the Shareholders U.S. $25,000, grant each of the Shareholders 5000 options to purchase the Buyer's stock and assume the liabilities as set forth in Section
1.5 hereof. The Purchase Price shall be payable through wire transfer by and no later than December 31, 1999 with value date of December 30, 1999.

     1.5  Liabilities Not Assumed. Anything in this Agreement to the contrary
          -----------------------
notwithstanding, Buyer shall not assume, and the Shareholders shall retain and be responsible for, all liabilities and obligations associated with Prosa incurred prior to the Closing Date.

     1.6  Accounts Receivable. In connection with the accounts receivable
          -------------------
of the Prosa, the Shareholders will use its best efforts and cooperate with Buyer in ensuring that these credits are paid by the Prosa Licensees. The Shareholders will also make their best efforts to place phone calls to former licensees to assist Buyer in collection of accounts receivable. Notwithstanding the preceding paragraph, all license fees matured by the Prosa prior to the closing date, but received after the closing date are due to the Shareholders.

SECTION 2

CLOSING DATE
------------

     The closing of the transactions contemplated by Section 1 of this Agreement shall take place in Padova, on December 30, 1999, or such other date as shall be agreed upon by the parties in writing. Such closing is referred to as the "Closing," and the date and time of such Closing are referred to as the "Closing Date."

SECTION 3

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS
--------------------------------------------------

     Each of Seller and the Shareholders jointly and severally represents to Buyer as follows:

     3.1  Organization, Authorization, Shareholders. Seller is a corporation
          -----------------------------------------
duly organized, validly existing and in good standing under the laws of Italy. Prosa has all requisite power and authority to own, operate and lease its properties and to carry on its business as presently conducted. The Company and its Shareholders have validly approved the transfer of the shares to Linuxcare, Inc. in accordance with the provisions of the Company's articles of incorporation and by-laws. Furthermore, each individual Shareholder has the power to transfer the shares free and clear of liens and encumbrances. Each of the Shareholders, who is also a member of the Company's Board of Directors agrees that as a condition to the completion of the acquisition contemplated herein, they must resign as members of the Board of Directors of Prosa SRL. Notwithstanding the above, it is the intention of the Buyer to maintain most of the current management team with the addition of other members as the Buyer deems appropriate in the future.

     3.2  Capitalization. The authorized stated capital of Prosa consists of
          --------------
five (5) quotas ("quote" above and hereinafter referred to as "Shares") of 4,200,000 lire each for a total of 21,000,000 Italian lire.

     There are no outstanding preemptive, conversion or other rights, options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of any class of capital stock of the Company (collectively "Conversion Stock") or contracts, commitments, understandings or agreements granted or issued or binding upon Prosa or the Shareholders for the purchase or acquisition of any capital stock or Conversion Stock of Prosa. Furthermore, as of the Closing Date the Company shall not have any outstanding liabilities towards Third Parties or its own Shareholders such as loans or salaries with the exception of those listed in Exhibit 1 in wich shall remain the sole responsibility of the Shareholders.

     3.3  Financial Statements. The official filed balance sheets of Prosa as of
          --------------------
December 31, 1998 and the related statements of income, cash flow and changes in shareholders' equity of Prosa for the fiscal years then ended, and (ii) the unaudited balance sheets of Prosa as of November 30,

1999 and the related statements of income and cash flow for the periods then ended, are complete and correct in all material respects and fairly present the financial condition of Prosa at such dates and the results of the operations of Prosa for the periods covered by such statements, all in accordance with GAAP consistently applied.

     3.4  Compliance With Law. Prosa is conducting, and has conducted, its
          -------------------
business and operations as it relates directly or indirectly to the Assets in compliance in all material respects with all governmental laws, rules and regulations applicable thereto and is not in violation or default in any material respect under any statute, regulation, order, decree or governmental authorization applicable to it or any of its properties or business as presently conducted or proposed to be conducted as it relates directly or indirectly to the Assets. Prosa is not subject to any order or consent decree of any court or administrative body that relates in any way to the Assets. Furthermore, Prosa has paid all applicable taxes and fees required under Italian law.

     3.5  Legal Proceedings, etc. There are no adverse third party actions or
          ----------------------
claims pending against Prosa in any court or by or before any governmental or regulatory authority with respect to Prosa, its shares or its Assets. There are no other actions, suits, proceedings, claims or investigations pending against Prosa, nor has Prosa received notice of any of the foregoing, with respect to the transactions contemplated hereby or materially affecting the value of the Company, its shares and its Assets or which, if adversely determined, would prevent the Shareholders from consummating the transactions contemplated hereby.

     3.6  Agreements. There are no outstanding contracts, leases, instrument,
          ----------
obligations, commitments, understandings and agreements, whether written or oral, to which Prosa is a party and to which the Company, its shares or its Assets will be subject subsequent to the Closing. Prosa has no material agreement with any third party which will obligate Buyer to make any payments to such third parties with respect to any of the Assets.

     3.7  Authorization. Each of the Shareholders has all requisite power and
          -------------
authority to enter into this Agreement and any other agreements or documents necessary to consummate the transactions contemplated hereby (collectively, all of such agreements are referred to as the "Agreements"), to perform its obligations under the Agreements and to consummate the transactions contemplated by the Agreements. All corporate action on the part of Prosa for the execution and delivery of the Agreements and the consummation of the transactions contemplated hereby has been taken or will be taken prior to the Closing. The Agreements, when executed and delivered by the Shareholders, shall constitute the valid and binding obligation of each of the Shareholders enforceable against them in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors rights generally and principles of equity relating to specific performance, injunctive relief or other equitable remedies and limitations of public policy.

     3.8  Governmental Authorization. The execution, delivery and performance of
          --------------------------
the Agreements by the Shareholders, and the consummation of the transactions contemplated hereby, does not and will not require any consent, approval or action by or in respect of or any declaration, filing or registration with, any governmental authority.

     3.9  Title to Assets. Prosa has good and marketable title to all the
          ---------------
current Assets of the Company, free and clear of any claim, lien, or encumbrance of any party, other than (i) the lien of current taxes not yet due and payable, and (ii) possible minor liens and encumbrances which do not in any case detract from the value of the Assets subject thereto and which have not arisen other than in the ordinary course of business.

     3.10 Absence of Conflicts. Neither the execution and delivery by each of
          --------------------
the Shareholders, the compliance by each of the Shareholders with the terms and conditions hereof nor the consummation by each of the Shareholders of the transactions contemplated hereby will (i) conflict with any of the terms, conditions or provisions of the Certificate of Incorporation, Bylaws or other constituent documents of Prosa, (ii) violate any provision of, or require any consent, authorization or approval under, any law or regulation or any judicial or administrative order, award, judgment, writ, injunction or decree or any governmental permit or license issued to Prosa or any Shareholder, or (iii) conflict with, result in a breach of, constitute a default or event of default under, or require any consent, authorization or approval under any indenture, mortgage, lien, lease, agreement or instrument to which Prosa or any Shareholder is a party or by which it may be bound.

     3.11 Taxes. All national and regional taxes applicable to the business,
          -----
assets or property of Prosa, at or prior to the Closing, shall have been paid by the Shareholders with the exception of the taxes on profits matured during the year 1999 which will remain the sole responsibility of the Shareholders. As of the Closing, no event or circumstance shall exist which would permit the imposition of any lien or other claim by a taxing authority against Buyer with respect to the business, Assets and operations being transferred hereunder.

     3.12 Intellectual Property.
          ---------------------

          (a) Prosa operates in the area of Open Source software. As a result the Buyer acknowledges that Prosa owns or has title over no intellectual property. The Buyer also understands that Prosa has been founded on the ethical principles of free software, and has only developed solutions under the various free software models. The Buyer agrees that it will preserve the trust Prosa has built in the free software community - and even after this acquisition - the Prosa labs division will continue to develop only free software under the GPL, LGPL or other applicable free software license agreements.

          (b) Notwithstanding the above, the Shareholders warrant that the Company is licensed or is otherwise entitled to exercise all rights under or with respect to all Assets. Upon the Closing, Buyer will have full right, title and interest in and to the Assets.

          (c) No claims with respect to the Assets have been asserted or, to the best knowledge of Prosa and the Shareholders are likely to be threatened by any person nor do the Shareholders know of any grounds for any claims with respect to the Assets that might reasonably be expected to be made now or in the future (i) to the effect that any of the Intellectual Property or the operation of the Prosa Business infringes on or misappropriates any Intellectual Property rights in which any third party has any rights and (ii) challenging the ownership, validity or effectiveness of any of the Assets. To the best knowledge of the Shareholders, there is no material, unauthorized use, infringement or misappropriation of any of the Assets by any third party. No Assets are subject to any outstanding order, judgment, decree, stipulation or agreement restricting in any manner the licensing or exploitation thereof.

     3.13 Year 2000 Compliance. Each of the Shareholders has reviewed the
          --------------------
systems and processes of Prosa for compliance with the year 2000. Each system, comprised of software, hardware, databases or embedded control systems (microprocessor-controlled or controlled by any robotic or other device) (collectively, a "System") that constitutes any material part of, or is used in connection with the use, operation or enjoyment of, any tangible or intangible asset or real property of Prosa will not be adversely affected by the advent of the year 2000, the advent of the 21/st/ century or the transition from the 20/th/ century through the year 2000 and into the 21/st/ century. Each System of Prosa is able to accurately process date data, including but not limited to, calculating, comparing and sequencing from, into and between the 20/th/ century (through year 1999), the year 2000 and the 21/st/ century, including leap year calculations.

     3.14 Acquisition of Shares for Investment; Ability to Evaluate and Bear
          ------------------------------------------------------------------
Risk.
----

          (a) Each Shareholder is acquiring options for the purchase of the Shares of the Buyer for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling such options or related Shares (except for the Seller's distribution to the Shareholders). The Shareholders agree that the options and the related Shares acquired in connection therewith must be held indefinitely and may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the United States Securities Act of 1933, as amended (the "Act"), and any applicable state securities laws, except pursuant to an exemption from such registration under the Act.

          (b) Each Shareholder (i) is able to bear the economic risk of holding the options and the Shares for an indefinite period, (ii) can afford to suffer the complete loss of the investment in the options and the Shares, and (iii) has knowledge and experience in financial and business matter such that it is capable of evaluating the risks of the investment in the options and the Shares.

          (c) Each Shareholder acknowledges that their acquisition of the options and the subsequent acquisition of Linuxcare Common Stock constitutes a transaction exempt from the registration requirements of the Act under Rule 901 and 903 of Regulation S. The Shareholders acknowledge that they are not acquiring Linuxcare's Common Stock for the account or benefit of any citizen of the United States. The Shareholders also understand that they can resell Linuxcare's Common Stock only in accordance with the provisions of Regulation S. All Shares acquired by the Shareholders shall contain a legend (similar to the legend set forth in Section 6.2) to the effect that transfer is prohibited except in accordance with Regulation S.

          (d) Each Shareholder is aware of the provisions of Rule 144 promulgated under the Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the shares, the availability of certain current public information about the Company, the resale occurring not less than one year after a party has purchased and paid for the security to be sold, the sale being effected through a "broker's transaction" or in transactions directly with a "market maker" and the number of shares being sold during any three-month period not exceeding specified limitations. Each of the Shareholders is further aware that Rule 144(k) permits persons who have not been affiliates of Buyer for at least three months and whose shares have been beneficially owned by other than Buyer or its affiliates for at least two years after full payment for such shares to sell such shares without regard to the current public information, manner of sale and volume limitations described above.

          (e) Each Shareholder understands that no public market now exists for any of the securities issued by the Buyer and that the Buyer has made no assurances that a public market will ever exist for the Buyer's securities.

          (f) Each Shareholder has had an opportunity to discuss Buyer's business, management and financial affairs with its management. Each Shareholder has also had an opportunity to ask questions of officers of Buyer, which questions were answered to its satisfaction. Each Shareholder understands that such discussions, as well as any written information issued were intended to describe certain aspects of the Buyer's business and prospects but were not a thorough or exhaustive description. Each Shareholder acknowledges that Buyer's business has been and continues to be subject to change and that any projections included in any business plans are necessarily speculative in nature, and it can be expected that some or all of the assumptions of the projections will not materialize or will vary significantly from actual results.

     3.15 Further Limitations on Disposition. Without in any way limiting the
          ----------------------------------
representations set forth above or the limitations set forth in Section 6.7, each of the Shareholders further agrees that the Shareholders shall in no event make any disposition of all or any portion of the Shares, unless and until (i) there is then in effect a Registration Statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with said Registration Statement, (ii) the resale provisions of Rule 144(k) are available in the opinion of counsel to Buyer or (iii) (A) the transferring party shall have notified Buyer of the proposed disposition and shall have furnished Buyer with a detailed statement of the circumstances surrounding the proposed disposition, (B) the transferring party shall have furnished Buyer with an opinion of the transferring party's counsel to the effect that such disposition will not require registration of such stock under the Securities Act and (C) such opinion of the transferring party's counsel shall have been concurred with by counsel for and Buyer shall have advised the transferring party of such concurrence.

SECTION 4

REPRESENTATIONS AND WARRANTIES OF BUYER
---------------------------------------

     Buyer hereby warrants and represents to each of the Shareholders as follows:

     4.1  Authorization. Buyer has all requisite power and authority to enter
          -------------
into the Agreements, to perform its obligations under the Agreements and to consummate the transactions contemplated by the Agreements. Buyer has duly executed and delivered the Agreements, each of which is a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the enforcement of creditors' rights generally and principles of equity relating to specific performance, injunctive relief or other equitable remedies and limitations of public policy.

     4.2  Financial Statements. The unaudited balance sheets of Buyer as of
          --------------------
September 30, 1999 and the related statements of income and cash flow for the periods then ended, are complete and correct in all material respects and fairly present the financial condition of Buyer at such dates and the results of the operations of Buyer for the periods covered by such statements, all in accordance with GAAP consistently applied.

SECTION 5

CONDITIONS TO CLOSING
---------------------
     5.1  Buyer's Conditions to Closing. Buyer's obligation to purchase the
          -----------------------------
Shares at the Closing is, at the option of Buyer, subject to the fulfillment as of the Closing Date of the following conditions :

          (a) Representations and Warranties Correct. The representations and
              --------------------------------------
warranties made by each of the Shareholders in Section 3 shall be true and correct in all material respects on the Closing Date.

          (b) Compliance. Each of the Shareholders shall have performed all
              ----------
obligations and conditions in the Agreements required to be performed or observed by it on or prior to the Closing Date.

          (c) Employment Arrangements.
              -----------------------
              (i) Prosa's key employees (as determined by Linuxcare) shall have entered into an employment or exclusive consultant arrangement with terms as set forth in the attached Employment and Consulting Agreements which shall be effective as of January 1, 2000.

          (d) Shareholder Approval. Holders of not less than 75% of the
              --------------------
outstanding equity securities of the Prosa shall have approved this Agreement and the transactions contemplated hereby, and holders of not more than 10% of the outstanding equity securities of Prosa shall have voted against this Agreement and the transactions contemplated hereby.

          (e) Resignation of current directors. All current directors of  Prosa
              --------------------------------
shall have notified Prosa and the Buyer of their irrevocable resignation from the Board of Directors having waived any right to compensation, damages or costs.

     5.2  Seller's Conditions to Closing. The Shareholders' obligation to sell
          ------------------------------
the Shares at the Closing is subject to the fulfillment as of the Closing Date of the following conditions:

          (a) Representations and Warranties Correct. The representations and
              --------------------------------------
warranties made by Buyer in Section 4 shall be true and correct in all material respects on the Closing Date.

          (b) Compliance. Buyer shall have performed all obligations and
              ----------
conditions herein required to be performed or observed by it on or prior to the Closing Date.

SECTION 6

COVENANTS
---------

     6.1  Cooperation. Buyer and the Shareholders each agree to cooperate with
          -----------
the other, whether prior to or after the Closing Date, in consummating the transactions contemplated hereby, including without limitation (i) making or causing to be made promptly any filing required to be made in any jurisdiction,
(ii) obtaining in a timely manner any consents required and (iii) executing all other documents and taking all other action necessary to effect the transactions contemplated hereby in a timely manner.

     6.2  Legend. In addition to any legends required by applicable federal and
          ------
state securities or blue sky laws, the certificate representing the Shares shall be imprinted with the following legends in substantially the following form:

     "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE OFFERED, SOLD, PLEDGED, EXCHANGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH THE REQUIREMENTS OF REGULATION S OF THE ACT, OR PURSUANT TO REGISTRATION UNDER THE ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION, AND HEDGING TRANSACTIONS INVOLVING THESE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE ACT"

     6.3  Covenant Not to Compete.  Omitted
          -----------------------

     6.4  No Shop Provision. Unless and until this Agreement shall have been
          -----------------
terminated by mutual agreement of the parties, no Shareholder shall, directly or indirectly, through any officer, director, shareholder, employee, representative, agent or otherwise, (i) solicit, initiate or encourage the submission of proposals or offers from any person relating to any acquisition of Prosa or of any equity securities or any Assets of Prosa, or any merger, consolidation, business combination or similar transaction with Prosa, or any other material transaction (including a joint venture or similar transaction), or (ii) participate in any discussions or negotiations regarding, furnish to any other person or any confidential information with respect to, or otherwise cooperate in any way with, or participate in, or facilitate or encourage any effort or attempt by any other person to do or seek any of the foregoing. In the event any Shareholder receives from any third party any offer or indication of interest (whether made in writing or otherwise) regarding any of the transactions referred to in this Section 6.4 above, or any request for information about Prosa with respect to any of the above, then said Shareholder shall promptly communicate to Buyer the material terms of each such offer, including the identity of the third party .

     6.5  Public Disclosure. Each of the Shareholders hereto agree that he will
          -----------------
not, except as may be required by law, disclose or issue any press release with respect to the transactions contemplated by this Agreement without the prior written consent of Buyer. Buyer shall have the right to disclose or issue in a press release with respect to the transactions contemplated hereby if prior to such disclosure or release Buyer delivers to Prosa a copy of such disclosure or press release.

SECTION 7

INDEMNIFICATION
---------------

     7.1  Shareholder Indemnity of Buyer. For the period beginning on the
          ------------------------------
Closing Date and continuing until the expiration of all applicable limitation periods relating thereto, Shareholders shall indemnify, defend and hold harmless against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys', accountants' and expert witness' fees and the costs and expenses of enforcing the indemnification (individually a "Loss" and collectively "Losses") (including without limitation, Losses resulting from the defense, settlement or compromise of a claim or demand or assessment) incurred by Buyer and arising as a result of:

                    (i) any misrepresentation or breach by the Shareholders of any of its representations and warranties contained in this Agreement,

                    (ii) any breach by the Shareholders of any covenant contained in this Agreement or the instruments delivered pursuant hereto,

                    (iii) any and all obligations and liabilities of Prosa not expressly assumed by Buyer under this Agreement,

                    (iv) any claim, suit, action or proceeding which pertains to the ownership, organization, operation or conduct of Prosa, SRL, whether known or unknown, prior to the Closing Date, and

                    (v) any assessment of any tax in respect of the Assets or the earnings of prior to the Closing Date.

     7.2  Notice to Indemnifying Party. If Buyer (the "Indemnified Party")
          ----------------------------
receives notice of any claim or other commencement of any action or proceeding with respect to which any other party is obligated to provide indemnification (the "Indemnifying Party") pursuant to Section 7.1, the Indemnified Party shall promptly give the Shareholders written notice thereof (as appropriate), which notice shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. Such notice shall be a condition precedent to any liability of the Indemnifying Party under the provisions for indemnification contained in this Agreement. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder, without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld) unless suit shall have been instituted against it and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided in Section 7.3 of this Agreement.

     7.3  Defense by Indemnifying Party. In connection with any claim giving
          -----------------------------
rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if it acknowledges to the Indemnified Party in writing its obligations to indemnify the Indemnified Party with respect to all elements of such claim. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom, (a) the Indemnified Party may defend against such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and (b) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third-party claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such third-party claim in a reasonably prudent manner.

     7.4  Further Assurances. From time to time at Buyer's request (whether at
          ------------------
or after the Closing Date) and without further consideration, the Shareholders will (i) execute and deliver such further instruments of conveyance and transfer as Buyer may reasonably request in order to assist Buyer in the collection or reduction to possession of any of the Assets and (ii) render such other cooperation as Buyer may reasonably request, including such access to Prosa's books and records as may be necessary to obtain any information required for Buyer's completion and filing of national and regional tax forms and reports.

SECTION 8

ASSIGNMENT AND RELEASE
----------------------

     8.1  Assignment of Rights. Each Shareholder hereby assigns to Buyer, or its
          --------------------
designee, all right, title, and interest in and to any and all Intellectual Property, which such Shareholder may have, prior to the date of this Agreement, owned, conceived or developed or reduced to practice that is related to, necessary for, or used or held for use in connection with the Prosa Business. With regards to the name Prosa, the Shareholders agree that the name belongs to the Company and not the individual Shareholders. Notwithstanding the above, in the event that the Buyer transfers the ownership and control of the Company or terminates its operations in Italy, or is declared bankrupt by any competent court having jurisdiction over the Buyer, the individual Shareholders may regain possession of the name Prosa and continue operating under that name provided that all five (5) of the Shareholders as identified above agrees thereto. In the absence of unanimous agreement among the Shareholders the Company will retain title to the name Prosa and may sell, assign or transfer its rights over the name as it deems appropriate but shall grant preference to the above five Shareholders.

     8.2  Release of Claims by the Shareholders. Each Shareholder hereby
          -------------------------------------
releases and discharges Buyer and Prosa and their respective affiliates, agents, officers, directors, employees, investors, shareholders, predecessor and successor corporations, and assigns, including without limitation, all parties controlling, controlled by, or under common control with Buyer or Prosa (collectively, the "Affiliates") from any and all debts, claims, demands, contracts, damages, liabilities, costs or expenses, financial or otherwise, causes of action, complaints, and any and all other claims and obligations whatsoever of every kind and nature, whether known or unknown, disclosed or undisclosed, suspected or unsuspected, both at law and equity, which such Shareholder may now have, or may have ever had against the Buyer or Prosa, or any of their Affiliates, including without limitation, those arising from or in any way relating to (i) the sale, conveyance, transfer, and delivery of the Shares hereby, (ii) the Seller's rights in any Intellectual Property, (iii) such Shareholder's rights in any Intellectual Property related to, necessary for, or used or held for use in connection with the Prosa Business, (iv) such Shareholder's contributions to Prosa and the Prosa Business, (v) such Shareholder's relationship with Prosa and the Prosa Business, (vi) breach of contract, both express and implied, and (vii) any actions, omissions or statements by Buyer or Prosa or any of their Affiliates to such Shareholder or any other person, occurring on or before the date of this Agreement.

SECTION 9

MISCELLANEOUS
-------------

     9.1  Governing Law. This Agreement shall be governed by and construed under
          -------------
the laws of the State of California.

     9.2  Survival. The representations, warranties, covenants and agreements
          --------
made herein shall survive the closing of the transactions contemplated hereby.

     9.3  Successors and Assigns. Except as otherwise provided herein, the
          ----------------------
provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

     9.4  Entire Agreement; Amendment. This Agreement, including all exhibits,
          ---------------------------
and the other documents delivered pursuant to this Agreement at the Closing constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

     9.5  Notices. All notices and other communications required or permitted
          -------
hereunder shall be in writing and shall be sent by telefax, mailed by United States Postal Service or the Italian Postal service as appropriate, by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed to the appropriate address set forth on the last page of this Agreement or such other address as a party shall have furnished to the other party.

     9.6  Delays or Omissions. Except as expressly provided herein, no delay or
          -------------------
omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of another party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

     9.7  Counterparts. This Agreement may be executed in any number of
          ------------
counterparts, each of which shall constitute an original and all of which together shall constitute one instrument.

     9.8  Severability. In the event that any provision of this Agreement
          ------------
becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

     9.9  Titles and Subtitles. The titles and subtitles used in this Agreement
          --------------------
are used for convenience only and are not to be considered in construing or interpreting this Agreement.

     9.10  Expenses. Unless otherwise provided herein, the parties to this
           --------
Agreement agree that they shall be liable for their own costs, including legal, accounting and other such costs, incurred by it in the negotiation and the closing of this transaction. Each party shall indemnify the other for any claims for brokerage or finder's fees by persons claiming to have been engaged by such party.

     9.11  Arbitration. It is understood and agreed that Buyer and Shareholders
           -----------
shall carry out this Agreement in the spirit of mutual cooperation and good faith and that any differences, disputes or controversies shall be resolved and settled amicably among the parties hereto. In the event that the dispute, controversy or difference is not so settled in the above manner within forty-five (45) days, then the matter shall be exclusively submitted to arbitration in San Francisco County, California before three independent technically qualified arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association and under the laws of California, without reference to conflict of laws principles. Arbitration shall be the exclusive forum and the decision and award by the arbitrator(s) shall be final and binding upon the parties concerned and may be entered in any state court of California having jurisdiction.

     9.12. Various provisions. 1. The new business organization may maintain
           ------------------
their current client base and all existing relationships. When a Linuxcare infrastructure (sales, marketing, accounting) is established, these relationships may be offloaded to the appropriate staff. While the new business will focus on kernel, drivers, devices and other technology projects it is understood that some direct relationships between existing Prosa clients and the new business will be maintained indefinitely.

     2. The new business unit will be operated by the existing Prosa management. Employee management (hiring and termination), such quality of life policies such as working hours, some employee benefits, and employee location (working remotely) will be determined within the new business unit.

     3. The interim Linuxcare management team responsible for Prosa will consist of Arthur Tyde (Executive Vice-President), Tony Pollace (Chief Financial Officer), Ron Forrester (Dir. Reserch & Development) and David Welton (Debian Developer). The interim management team in Italy will consist of Davide Barbieri (Direttore Generale), Dominique Russo (Direttore Finanziario) and David Welton (Debian Developer). It is likely that the Prosa development unit will report to Ron Forrester, director of Research & Development on the technical side.

     4. The new business unit will continue to operate under the existing pricing structure for services currently being delivered to clients in Italy.

(The remainder of this page has been intentionally left blank.)

     IN WITNESS WHEREOF, this Agreement is executed as of the date first above written.

                                   "SHAREHOLDERS"


                                   /s/ Alessio Gianelle
                                   -------------------------------------------
                                   Name: ALESSIO GIANELLE

                                   /s/ Davide Barbieri
                                   -------------------------------------------
                                   Name: DAVIDE BARBIERI

                                   /s/ Paolo Disone
                                   -------------------------------------------
                                   Name: PAOLO DISONE
                                   PER POLACCO

                                   /s/ Davide Barbieri
                                   -------------------------------------------
                                   Name: FABRIZIO POLACCO

                                   /s/ Alessendro Rubini
                                   -------------------------------------------
                                   Name: Alessendro Rubini



                                   "BUYER"

                                   LINUXCARE, INC.

                                   By:________________________________________